Exhibit 99.1

AspenBio Pharma Reports First Quarter 2007 Results

Funding Accelerates Development Timeline of Several Late-Stage Human and Animal BioPharma Drugs and Tests, Including the First Blood-based Test for Human Appendicitis

CASTLE ROCK, CO., May 17, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, reported results for the first quarter ended March 31, 2007.

Richard Donnelly, AspenBio’s president and CEO, said, “Given the recent positive events, we believe 2007 will prove to be a significant inflection point in AspenBio’s history as we proceed towards achieving key milestones and delivering on important new products, like our breakthrough appendicitis triage blood tests, AppyScore™ and AppyScreen™. The recent conversion of warrants that raised our total cash position to more than $11 million puts us in a strong financial position to accelerate strategic additions to our scientific staff, accelerate our product development timeline — particularly in the diagnostic assay development area — and advance our priority products to commercialization.”

Q1 2007 Event Highlights

•	AspenBio Pharma reported highly favorable initial clinical trial results of its breakthrough products; AppyScore Appendicitis Triage Blood Test for emergency rooms, and its sister product, AppyScreen, being designed as a point-of-care test for physician offices. New data on AppyScore blood test demonstrated the test was able to identify patients with appendicitis at a very high sensitivity level of 94% to 97%. The company is currently in expanded testing, with one 400 patient study still ongoing, and anticipates a Q3 2007 initiation of the U.S. FDA approval process for AppyScore. In light of the rapid development progress and strong results, during the quarter the company initiated discussions with widely recognized FDA consultants and cGMP contractors to enter contractual relationships that would assist the company with product development, the FDA application process, and commercial manufacturing. These discussions are currently in advanced stages. These activities, if successfully completed, put the first generation of AppyScore on a timeline for introduction in the U.S. before the end of 2008.

•	The company filed an INADA in January for StayBred™ (a/k/a BoviPure LH™, an LH analog for cows), which initiated the U.S. FDA approval process for AspenBio’s largest market potential, single-chain, reproduction-enhancing drug. The company’s second largest market potential livestock drug, BoviPure FSH™ (FSH analog for cows), is currently advancing ahead of schedule with initiation of FDA approval process expected to commence in the coming months, which is more than one year ahead of schedule. Additional research studies conducted in the last several months on both of these drugs continue to demonstrate their cost effectiveness to enhance the reproduction process and maintain improved pregnancy rates. Continued work on StayBred (BoviPure LH) has also led to product improvements that lower previously anticipated production costs of this important new drug. The company is also exploring additional potential uses of BoviPure LH to further help increase pregnancy rates in dairy cows. It continues to field positive interest and has begun preliminary discussions with potential international licensing partners to support FDA approval, distribution, and marketing of these two bovine drugs.

•	While the company’s primary focus has been on advancing the appendicitis and single-chain products, outside contractors with oversight from management made advancements during the first quarter on the accuracy of SurBred™, the company’s open cow blood test. Certain test components are currently being optimized which are expected to increase the sensitivity and accuracy of the test. These refinements, which are expected to be advanced during the next several months, are expected to bring the company closer to successfully completing beta testing. If these tests are successful, it will allow completion of a large-scale field trial as defined under the original requirements of the company’s worldwide marketing agreement with Merial.

Q1 2007 Financial Results

First quarter 2007 financial results as compared to the same period a year ago:

•	Sales for the first quarter totaled $336,000, an increase of 42% over last year. This improvement included sales to a substantial new international customer.

•	Research and development expenses totaled $294,000 in the first quarter. This spending is expected to accelerate on key near-term priority products as they advance into the late stage of their development and supported by substantial funding completed in 2007.

•	Net loss totaled $868,000 or ($0.04) per share, versus a net loss of $651,000 or ($0.04) per share a year ago. Non-cash expenses for depreciation, amortization and stock-based compensation totaled $347,000 in the first quarter of 2007, a $234,000 increase over the $113,000 reported in the same year-ago quarter.

•	Cash and cash equivalents totaled $6,687,000, working capital totaled $6,712,000, and total stockholders’ equity totaled $7,862,000 at the end of the first quarter. Subsequent to the end of the first quarter, an additional $5,513,000 in cash proceeds was received from the exercise of common stock warrants and options.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has created an early pregnancy “open cow” diagnostic for dairy cows that is currently in late-stage development. AspenBio Pharma is also working on a blood test to assist in the diagnosis of appendicitis in humans. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860

AspenBio Pharma, Inc.
Periods Ended March 31, (Unaudited)

Condensed Statements of Operations

(In thousands, except per share data)	Three Months Ended March 31,
	2007	2006
Sales	$336	$236
Gross profit	170	123
Other revenue	—	50
Operating expenses:
Selling, general and administrative, including non-cash
compensation of $281 and $54	726	470
Research and development	294	311

Operating loss	(855)	(608)

Interest:
(Expense)	(59)	(63)
Income	46	20

Net loss	$(868)	$(651)

Basic and diluted net loss per share	$(.04)	$(.04)

Basic and diluted weighted average shares outstanding	21,062	16,087

Condensed Balance Sheet
(In thousands)

March 31, 2007
ASSETS
Cash	$6,687
Other current assets	691
Property and equipment, net	3,381
Other assets, primarily intangibles	1,344

Total assets	$12,103

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$666
Long-term debt, net	3,375
Deferred revenue	200

Total liabilities	4,241

Stockholders' equity	7,862

Total liabilities and stockholders' equity	$12,103